UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 4, 2010

CardioNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33993	33-0604557
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

227 Washington Street #300 Conshohocken, PA	19428
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2010, CardioNet, Inc. (the “Company”) and John Imperato, the Company’s Senior Vice President, Business Operations, agreed that Mr. Imperato would leave the Company, effective November 4, 2010.  Mr. Imperato’s departure constituted a termination without “cause” under the employment agreement, dated November 14, 2008, between the Company and Mr. Imperato.

Under his employment agreement, Mr. Imperato is entitled to receive a severance payment of $514,176, to be paid in twelve (12) monthly installments of $42,848 each, that consists of the following:  (i) an amount equal to $321,360, which represents one times (1.0x) Mr. Imperato’s base salary, plus (ii) an amount equal to $192,816, which represents one times (1.0x) his on-target annual performance incentive bonus (or sixty (60%) of his base salary).  These payments are subject to applicable tax withholdings.  The payment of these amounts is subject to Mr. Imperato’s execution and non-revocation of a Release and Waiver of Claims.

Mr. Imperato will also be eligible for continued participation in our medical, dental and vision plans for a period ending on the earlier of: (i) November 3, 2011, or (ii) the date on which Mr. Imperato becomes eligible to enroll in any similar plan offered by another employer, at the same premium rates and cost sharing as may be charged from time to time for our employees generally, as if Mr. Imperato had continued to be employed by the Company during such period.  Mr. Imperato will bear any tax consequences of this arrangement.  Mr. Imperato will remain subject to the Company’s Proprietary Information and Inventions Agreement, and remains subject to restrictions on disclosure of confidential information of the Company.  In addition, Mr. Imperato will be subject to a covenant not to compete with the Company during the twelve-month period in which his severance payments are made.

The foregoing description of certain terms of Mr. Imperato’s employment agreement is qualified in its entirety by reference to the employment agreement which was attached as Exhibit 10.37 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioNet, Inc.

November 10, 2010	By:	/s/ Heather Getz

		Name:	Heather Getz, CPA
		Title:	Chief Financial Officer